Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release — February 7, 2007

DATALINK REPORTS 2006 FOURTH-QUARTER AND YEAR END OPERATING
RESULTS
Full Year 2006 Sales Rise 25 Percent over 2005;  Full Year 2006
Net Earnings Increase to $8.5 million or $.76 per Share (Includes a Net Tax Benefit)

MINNEAPOLIS — February 7, 2007 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended Dec. 31, 2006, rose 8 percent to $38.7 million from $35.9 million for the prior-year period. The company reported net earnings of $4.4 million, or $.38 per diluted share, compared to net earnings of $1 million or $.10 per diluted share in the 2005 fourth quarter.

For 2006, the company reported revenues of $146 million, a 25 percent increase over revenues of $117.1 million in 2005. Net earnings for 2006 were $8.5 million, or $.76 per diluted share, compared to a net loss of $2.9 million, or $.28 per diluted share for 2005.

Both 2006 and 2005 contain significant unusual charges.  Net income for the fourth quarter and year ended Dec. 31, 2006, includes a tax benefit of $2.2 million or $.19 per diluted share resulting principally from the reversal of the company’s income tax valuation allowance. The net loss in the year ended Dec. 31, 2005, included the previously announced non-cash charge of $3.5 million, or $.34 per diluted share, related to subleasing a portion of the company’s corporate headquarters facility. Excluding these unusual charges, fourth quarter 2006 net income was $2.2 million or $.19 per diluted share compared to $1 million or $.10 per fully diluted share in the fourth quarter of 2005. Net income for the year ended Dec. 31, 2006, was $6.3 million or $.57 per diluted share compared $587,000 or $.06 per fully diluted share for the year ended Dec. 31, 2005. As a result of reversing the income tax valuation allowance, in future quarters of earnings Datalink will provide an income tax provision.

Charlie Westling, Datalink’s president and CEO, commented, “We are pleased to report continued strong performance in 2006. Datalink accomplished the strategic initiatives we set for ourselves at the beginning of the year:  to increase productivity, deliver storage solutions and professional services more effectively and strengthen our resources in key geographic locations.”

According to Westling, the company’s accomplishments included:

•                  Seven consecutive quarters of profitability and ten consecutive quarters of year-over-year revenue growth.

•                  Highest level of annual services revenue and services gross profit in the company’s history.

•                  A strong year-over-year improvement in operating margin to 3.8% versus 0.2% in the prior year period.

•                  Growing success in delivering value added solutions to enterprise class customers, with 26 customers each generating over $1 million of revenue during 2006, compared to 20 customers in 2005.

•                  A solid backlog of approximately $20 million entering the first quarter of 2007.

Last week Datalink announced the acquisition of Midrange Computer Solutions, Inc. (MCSI), a leading solutions provider. MCSI provides consulting, storage solutions and services to a large base of U.S. customers in financial services, communications, healthcare and manufacturing. With the acquisition of MCSI, Datalink’s revenue base increases by approximately one-third and expands the number of enterprise customers served. The acquisition also extends Datalink’s market presence throughout the United States, a key strategy for further growth.

Westling continued, “We believe that we can build off of our strong performance in 2006 and continue our profitable growth this year by executing our key initiatives.” According to Westling, the company is focused on:

•                  Successfully integrating  MCSI;

•                  Continuing to increase employee productivity by leveraging investments in field and customer support areas;

•                  Further penetrating the enterprise customer base;

•                  Targeting high growth market segments and deploying new technologies; and

•                  Delivering greater value to customers through solutions and services.

Outlook

Because Datalink is in the very early stages of the integration of MCSI, the company will not be providing first quarter guidance at this time. Datalink believes that the acquisition will add approximately $40 million to revenues in 2007 and will be accretive to net earnings by approximately $.02 to $.04 per share excluding non-recurring charges and the amortization of intangibles. Datalink expects to resume our practice of providing quarterly guidance in the second quarter.

Conference Call and Webcast Today

Datalink will hold a conference call today at 9:30 a.m. Central Time to discuss the fourth quarter and year end results. Those wishing to participate can access the call by dialing (800) 238-9007 (no later than 9:25 a.m. Central Time). Participants will be asked to identify the Datalink conference call and provide the designated identification number (6246813). A live webcast of the conference call can be heard via Datalink’s website at www.datalink.com.

  Datalink Corporation is an information storage architect. The company analyzes, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2007 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating our MCSI acquisition and possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. We may not achieve significant future revenues from one of our customers that accounted for approximately 14 percent of our 2006 revenues.  Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  In addition, we cannot assure that we will successfully and profitably integrate MCSI’s customers and personnel into our business.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax:952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales:
Products	$26,013	$25,903	$102,400	$81,582
Services	12,680	9,995	43,583	35,531
Total net sales	38,693	35,898	145,983	117,113

Cost of sales:
Cost of product sales	19,581	19,867	77,365	62,147
Cost of service sales	8,934	6,816	30,521	24,321
Total cost of sales	28,515	26,683	107,886	86,468
Gross profit	10,178	9,215	38,097	30,645
Operating expenses:
Sales and marketing	3,988	4,217	15,985	15,062
General and administrative	2,694	2,830	10,434	9,954
Engineering	1,581	1,190	6,098	5,121
Restructuring charges	—	—	—	3,502
Amortization of intangibles	—	28	—	224
	8,263	8,265	32,517	33,863
Earnings (loss) from operations	1,915	950	5,580	(3,218)
Interest income	257	95	714	303
Earnings (loss) before income taxes	2,172	1,045	6,294	(2,915)
Income tax expense (benefit)	(2,203)	—	(2,203)	—
Net earnings (loss)	$4,375	$1,045	$8,497	$(2,915)

Net earnings (loss) per common share:
Basic	$0.40	$0.10	$0.77	$(0.28)
Diluted	$0.38	$0.10	$0.76	$(0.28)
Weighted average common shares outstanding:
Basic	11,001	10,346	11,006	10,318
Diluted	11,612	10,473	11,127	10,318

DATALINK CORPORATION
BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$22,900	$13,434
Accounts receivable, net	22,195	18,673
Inventories	1,593	831
Deferred customer support contract costs	25,876	16,500
Inventories shipped but not installed	3,502	5,064
Current deferred income taxes	799	—
Other current assets	225	261
Total current assets	77,090	54,763
Property and equipment, net	1,942	2,476
Goodwill	5,500	5,500
Deferred income taxes	1,963	—
Other assets	354	404
Total assets	$86,849	$63,143

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,753	$19,660
Accrued commissions	1,734	1,359
Accrued income taxes	200	70
Accrued sales and use tax	785	645
Accrued expenses, other	1,775	1,893
Sublease reserve current	360	384
Deferred revenue from customer support contracts	33,472	21,367
Total current liabilities	58,079	45,378
Deferred rent	167	289
Sublease reserve non-current	1,281	1,641
Total liabilities	59,527	47,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 11,228,890 and 10,404,105 shares issued and outstanding as of December 31, 2006 and December 31, 2005, respectively	11	10
Additional paid-in capital	29,544	26,555
Accumulated deficit	(2,233)	(10,730)
Total stockholders’ equity	27,322	15,835
Total liabilities and stockholders’ equity	$86,849	$63,143

DATALINK CORPORATION
STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$8,497	$(2,915)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Provision for bad debts	36	36
Depreciation	985	1,277
Amortization of intangibles	—	225
Deferred income taxes	(2,762)	—
Deferred rent	(122)	(103)
Charge for sublease reserve	—	3,502
Amortization of sublease reserve	(384)	(1,030)
Stock based compensation expense	293	90
Loss on disposal of assets	111	—
Changes in operating assets and liabilities:
Accounts receivable	(3,558)	(7,224)
Inventories	800	(2,925)
Deferred customer support contract costs/revenues, net	2,729	1,625
Accounts payable	93	8,629
Accrued expenses	527	845
Other	86	(343)
Net cash provide by operating activities	7,331	1,689

Cash flows from investing activities:
Purchase of property and equipment	(562)	(1,266)
Proceeds from sale of property and equipment	—	200
Net cash used in investing activities	(562)	(1,066)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,697	148
Net cash provided by financing activities	2,697	148

Increase in cash and cash equivalents	9,466	771
Cash and cash equivalents, beginning of period	13,434	12,663
Cash and cash equivalents, end of period	$22,900	$13,434